Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports First-Quarter 2007 Results
          ARLINGTON, Va., May 10, 2007—Interstate Hotels & Resorts (NYSE: IHR), one of the nation’s largest independent hotel management companies, today reported strong operating results for the first quarter ended March 31, 2007. The company’s performance for the first quarter includes the following (in millions, except per share amounts):

	First Quarter
	2007	2006
Total revenue (1)	$28.4	$31.6
Net income	$17.2	$0.7
Diluted earnings per share	$0.54	$0.02
Adjusted EBITDA (2) (3)	$6.6	$14.6
Adjusted net income (2)	$0.5	$6.4
Adjusted diluted EPS (2)	$0.02	$0.21
(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See further discussion of non-GAAP financial measures and reconciliation to net income later in this press release.

(3)	Includes the company’s share of EBITDA from unconsolidated Joint Venture investments in the amounts of $0.9 million and $0.5 million in the first quarter of 2007 and 2006 respectively.
          Highlights for the first quarter include:
•	Same-store RevPAR increase of 8.3 percent;

•	Sale of the company’s BridgeStreet Worldwide corporate housing subsidiary for proceeds of $40.5 million;
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•	The acquisition of the 297-room Hilton Houston Westchase hotel in Texas for a purchase price of $50.5 million, or $170,000 per key;

•	Closing on a new, $125.0 million senior secured credit facility that replaced the company’s previous senior secured credit facility;

•	The acquisition of a 15 percent joint venture interest in the 147-room Radisson Cross Keys in Baltimore, Md. for $750,000.
          The first quarter 2007 statement of operations includes the following non-recurring and special charges:
•	$17.6 million gain related to the sale of BridgeStreet Corporate Housing, included in income from discontinued operations;

•	$0.5 million of deferred financing fees expensed in connection with the paydown of the previous senior credit facility, included in interest expense;

•	$0.1 million of asset impairments and write-offs associated with terminated management contracts.
These items are classified as non-recurring and have been excluded from Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS.
Hotel Management Results
          Same-store4 RevPAR for all managed hotels in the first quarter of 2007 increased 8.3 percent to $91.59. Average daily rate (ADR) advanced 7.4 percent to $129.24, and occupancy increased 0.9 percent to 70.9 percent.
          Same-store RevPAR for all full-service managed hotels rose 8.5 percent to $98.05. ADR improved 7.0 percent to $136.91, while occupancy advanced 1.4 percent to 71.6 percent.
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[4]	Please see footnote 6 to the financial tables within this press release for a detailed explanation of “same-store” hotel operating statistics.

Interstate

          Same-store RevPAR for all select-service managed hotels increased 7.3 percent to $68.15, led by a 9.0 percent gain in ADR to $100.02 and a 1.6 percent decline in occupancy to 68.1 percent.
          “Operationally, we had a very solid first quarter,” said Thomas F. Hewitt, chief executive officer. “RevPAR gains exceeded both our guidance and the industry average of 5.2 percent,” he said.
          “In addition, during the quarter we added nine new managed properties to our portfolio and signed a contract to manage the Ravallo Resort & Conference Center, an $800 million luxury condo resort project being developed in the Lake Buena Vista area of Orlando, Fla. Construction on the first phase is scheduled to begin in the fall of 2007, with a projected opening in early 2009.”
          Hewitt noted that the company also continued to expand its international management portfolio. “In March, we opened the newly built, 150-room Marriott Ghent in Belgium, our first managed property in that country. We followed up after the quarter’s end with the opening of our first managed hotel in Ireland—the 148-room Marriott Ashbourne in County Meath, near Dublin. We also signed our fifth management contract in Moscow for a new, under-construction hotel, scheduled to open in late 2008. In addition, we began operating two fairly new Holiday Inn properties in Moscow. To support our growing presence in this city, we opened a branch office and appointed three senior executives to be based there.
          “We now have contracts to manage a total of nine properties in Europe,” Hewitt added. “We are building a great reputation abroad, and our size, proven operating systems and
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successful international track record make us an attractive option for growing numbers of hotel owners with international interests. Our pipeline remains very active, as we continue to seek opportunities to leverage our strengths overseas.”
Wholly-owned Hotel Results
          According to Hewitt, the company’s owned hotels continue to perform very well. RevPAR increased 5.4 percent in the first quarter for the five wholly-owned hotels. RevPAR increased 9.7 percent excluding Hilton Garden Inn Baton Rouge, which saw significant demand last year as a result of Hurricane Katrina. “We are very pleased with the margin expansion in our portfolio of owned hotels. Gross operating profit margins5, on a proforma basis, increased 350 basis points from the first quarter of 2006,” he noted.
          EBITDA from the company’s owned hotels was $3.7 million for the first quarter as illustrated below (in millions):

Owned Hotels	First Quarter
	2007	2006
Net Income	$0.8	$0.2
Interest Expense	1.5	0.5
Depreciation and Amortization	1.4	0.5

EBITDA	$3.7	$1.2

          In the first quarter, the company purchased its fifth wholly-owned property, the Hilton Houston Westchase. Interstate financed the acquisition with a $32.8 million, non-recourse
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[5]	Includes gross operating profit for all five owned hotels on a proforma basis for both the first quarter of 2006 and the first quarter of 2007 as if we owned all five hotels beginning January 1, 2006.

Interstate

mortgage loan. “This property was a natural fit within our investment profile,” Hewitt commented. “The hotel is in a premium location in the center of West Houston’s booming commercial corridor, has great visibility and access, and is surrounded by a large number of major corporations and office parks. It is a market leader in its competitive set and is one of only two full-service hotels in the Westchase business district. Our committed capital investment of approximately $2.5 million will wrap up a multi-year $11 million renovation program, which should help to further solidify the property’s leadership position.
          “Earlier this week, we announced our sixth and largest single asset acquisition at a price substantially below replacement value,” he added. “We signed an agreement to buy the Westin Atlanta Airport for $74 million, or less than $150,000 per key, with a closing expected later in the second quarter.” The company expects to spend an additional $18 million over the next 18 months to fully renovate the guest rooms and common areas. “Selective acquisitions remain an important avenue of growth for us, and we continue to aggressively seek other wholly-owned properties and joint venture investment partnerships,” Hewitt noted.
Joint Venture Investments
          The company ended the first quarter with minority ownership in 18 properties through 12 joint venture partnerships. The company’s share of EBITDA from joint venture investments was $0.9 million in the first quarter as compared to $0.5 million for the same period last year. The company’s share of non-recourse mortgage debt from joint ventures is $20.2 million.
          In March, Interstate formed a joint venture with Meisel Capital Partners to purchase the 147-room Radisson Hotel Cross Keys in Baltimore, Md. for $17.0 million. Interstate acquired a
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15 percent minority equity interest for approximately $0.75 million, which includes its share of a planned $1.5 million upgrade and renovation to the hotel.
          “This property has substantial upside potential, and we see a number of opportunities to enhance asset value,” Hewitt said. “We believe the reconcepting and upgrading of the food and beverage operation will better enable the hotel to take advantage of its location amid substantial retail and office space. Our research anticipates minimal new supply in the market for the next three years, and this is the only full-service hotel within a five-mile radius.
          “We have an active pipeline and will continue to selectively seek other joint venture acquisition opportunities with compelling economics that are consistent with our portfolio profile,” he added.
BridgeStreet Sale
          The company sold its BridgeStreet Worldwide corporate housing subsidiary in January 2007 for proceeds of approximately $40.5 million. “BridgeStreet had undergone a notable turnaround over the past couple of years,” Hewitt said. “The corporate housing business is no longer part of our growth strategy, and we believed the timing was right to exit the business and monetize the value we created. We were able to redeploy some of these proceeds back into our core business with the acquisition of the Hilton Houston Westchase.”
Balance Sheet
          On March 31, 2007, Interstate had:
•	Total cash of $49.9 million

•	Total debt of $141.5 million, consisting of $65.0 million of senior debt and $76.5 million of non-recourse mortgage debt
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          In March, the company closed on a new, $125 million senior secured credit facility that consists of a $65 million term loan and a $60 million revolving credit facility, both bearing an interest rate of LIBOR plus 275 basis points. “We lowered our interest rate by 175 basis points on the term loan and 50 basis points on the revolving loan,” said Bruce Riggins, chief financial officer. “In addition, our required principal payments have been substantially reduced from $5 million per year to approximately $650,000 per year, providing more than $5 million of additional operating cash flow per year.”
          Upon the loan’s closing, the company immediately repaid $15.5 million outstanding under the existing credit facility. On April 1, the company repaid its $19.0 million non-recourse mortgage loan associated with the Hilton Concord. Today, the company has total debt outstanding of $122.5 million, consisting of the new $65 million senior term loan and $57.5 million of mortgage debt.
          “This new credit facility gives us greater capacity and flexibility to continue our growth strategy to acquire ownership interests in hotel real estate,” Riggins added. “We expect to borrow approximately $50 million on the senior revolving credit facility to fund the acquisition of the Westin Atlanta, and we are in the process of expanding our credit facility to allow us to continue to execute on our growth strategy.”
Outlook and Guidance
          “Lodging industry fundamentals remain favorable, with healthy demand and moderate new supply,” Hewitt noted. “Our business strategy of diversifying our earnings stream through
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increased hotel ownership has produced excellent results. We will continue to take advantage of the positive industry trends we are currently experiencing.”
          The company provides the following updated guidance for full-year 2007:
•	RevPAR, on a same-store basis, is expected to increase 6.5 to 8.5 percent;

•	Net income of $23.7 million to $24.9 million;

•	Diluted earnings per share of $0.74 to $0.78;

•	Adjusted net income of $7.0 million to $8.2 million;

•	Adjusted diluted earnings per share of $0.22 to $0.26;

•	Adjusted EBITDA of $41.5 million to $43.5 million, which includes the following:
•	$4.0 to $5.0 million from the company’s share of EBITDA from unconsolidated joint ventures;

•	EBITDA from wholly-owned hotels of $20 million to $22 million.
•	Termination fees of approximately $6.0 million;

•	Incentive fees of $17.5 million to $19.5 million;

•	Year-end hotel count of 175 to 185, which reflects a net decrease of 38 to 48 hotels from year-end 2006.

•	Total capex of approximately $14.0 million, including $4.0 million to be funded out of mortgage-related escrows.
          Interstate will hold a conference call to discuss its first-quarter results today, May 10, at 10 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then First-Quarter Conference Call. A replay of the conference call will be available until midnight on Thursday, May 17, 2007, by
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dialing (800) 405-2236, reference number 11088303, and an archived webcast of the conference call will be posted on the company’s Web site through June 10, 2007.
          As of April 30, 2007, Interstate Hotels & Resorts operated 203 hospitality properties with more than 46,000 rooms in 36 states, the District of Columbia, Belgium, Canada, Ireland and Russia. In addition, Interstate Hotels & Resorts has contracts to manage 13 hospitality properties with nearly 4,000 rooms currently under development. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
          Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
          A significant portion of our non-current assets consists of intangible assets, related to some of our management contracts, and long lived assets, which includes the cost of our owned hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are
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non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We also exclude depreciation and amortization and interest expense from our unconsolidated joint ventures. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
          We define Adjusted EBITDA as, EBITDA, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. We also use Adjusted EBITDA in determining our incentive compensation for management.
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          Similarly, we define Adjusted net income and Adjusted diluted EPS as net income and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
          We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the
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usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
          This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2006.

Interstate Hotels & Resorts, Inc.
Statements of Operations
(Unaudited, in thousands except per share amounts)

	Quarter Ended March 31,
	2007	2006
Revenue:
Lodging	$13,076	$5,037
Management fees	11,469	17,163
Termination fees (1)	1,575	5,700
Other	2,269	3,711

	28,389	31,611
Other revenue from managed properties	176,370	224,949

Total revenue	204,759	256,560

Expenses:
Lodging	9,372	3,888
Administrative and general	13,315	13,645
Depreciation and amortization	3,293	1,543
Asset impairments and write-offs (2)	108	8,550

	26,088	27,626
Other expenses from managed properties	176,370	224,949

Total operating expenses	202,458	252,575

OPERATING INCOME	2,301	3,985

Interest income	436	386
Interest expense (3)	(2,733)	(2,055)
Equity in earnings (losses) of affiliates	401	(557)

INCOME BEFORE MINORITY INTEREST AND INCOME TAXES	405	1,759

Income tax expense	(147)	(669)
Minority interest expense	(53)	(18)

INCOME FROM CONTINUING OPERATIONS	205	1,072
Income from discontinued operations, net of tax (4)	17,001	(326)

NET INCOME	$17,206	$746

BASIC EARNINGS PER SHARE:
Continuing operations	$0.01	$0.03
Discontinued operations	0.54	(0.01)

Basic earnings per share	$0.55	$0.02

DILUTED EARNINGS PER SHARE (5):
Continuing operations	$0.01	$0.03
Discontinued operations	0.53	(0.01)

Diluted earnings per share	$0.54	$0.02

Weighted average shares outstanding (in thousands):
Basic	31,563	30,685
Diluted	31,823	30,920

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Quarter Ended March 31,
	2007	2006	% change
Managed Hotels — Hotel Level Operating Statistics: (6)

Full-service hotels:
Occupancy	71.6%	70.6%	1.4%
ADR	$136.91	$127.99	7.0%
RevPAR	$98.05	$90.36	8.5%

Select-service hotels:
Occupancy	68.1%	69.2%	-1.6%
ADR	$100.02	$91.79	9.0%
RevPAR	$68.15	$63.49	7.3%

Total:
Occupancy	70.9%	70.3%	0.9%
ADR	$129.24	$120.28	7.4%
RevPAR	$91.59	$84.54	8.3%

Owned Hotels — Hotel Level Operating Statistics: (7)

Occupancy	69.3%	68.0%	1.9%
ADR	$119.82	$115.80	3.5%
RevPAR	$83.01	$78.73	5.4%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (8)
(Unaudited, in thousands except per share amounts)

	Quarter Ended March 31,
	2007	2006

Net income	$17,206	$746
Adjustments:
Depreciation and amortization	3,293	1,543
Interest expense, net	2,297	1,669
Depreciation and amortization from unconsolidated joint ventures	249	351
Interest expense, net from unconsolidated joint ventures	378	529
Discontinued operations, net (4)	(17,001)	326
Income tax expense	147	669

EBITDA	6,569	5,833
Asset impairments and write-offs (2)	108	8,550
Equity interest in the sale of unconsolidated joint ventures (9)	(128)	200
Minority interest expense	53	18

Adjusted EBITDA	$6,602	$14,601

	Quarter Ended March 31,
	2007	2006

Net income	$17,206	$746
Adjustments:
Asset impairments and write-offs (2)	108	8,550
Discontinued operations, net (4)	(17,001)	326
Deferred financing costs write-off (3)	530	—
Equity interest in the sale of unconsolidated joint ventures (9)	(128)	200
Minority interest	50	(66)
Income tax rate adjustment (10)	(237)	(3,334)

Adjusted net income	$528	$6,422

Adjusted diluted earnings per share	$0.02	$0.21

Weighted average number of diluted shares outstanding (in thousands) (5):	31,823	30,920

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (8), (11)
(Unaudited, in thousands)

Forecast
Year Ending
December 31, 2007
Net income	$24,300
Adjustments:
Depreciation and amortization	15,500
Interest expense, net	11,600
Depreciation and amortization from unconsolidated joint ventures	1,300
Interest expense, net from unconsolidated joint ventures	1,800
Discontinued operations, net (4)	(17,000)
Income tax expense	4,900

EBITDA	42,400
Asset impairments and write-offs (2)	100
Equity interest in the sale of unconsolidated joint ventures (9)	(100)
Minority interest expense	100

Adjusted EBITDA	$42,500

Forecast
Year Ending
December 31, 2007
Net income	$24,300
Adjustments:
Asset impairments and write-offs (2)	100
Discontinued operations, net (4)	(17,000)
Deferred financing costs write-off (3)	500
Equity interest in the sale of unconsolidated joint ventures (9)	(100)
Minority Interest	50
Income tax rate adjustment	(250)

Adjusted net income	$7,600

Adjusted diluted earnings per share	$0.24

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)
(1)	We record termination fees as revenue when all contingencies related to the termination fees have been removed. In the first quarter of 2006, we recognized $4.1 million of one-time termination fees due to the sale of 10 MeriStar properties.

(2)	This amount represents losses recorded for intangible costs associated with terminated management contracts and other asset impairments.

(3)	For 2007, interest expense includes $0.5 million of deferred financing fees expensed in the first quarter in connection with the entrance in a new senior secured credit facility and the related pay-off of all balances outstanding under our old senior secured credit facility.

(4)	In January 2007, we completed the sale of our subsidiary, BridgeStreet Corporate Housing. We have presented these operations and the gain on sale as discontinued operations for all periods presented. The calculation of EBITDA reflects the elimination of discontinued operations.

(5)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(6)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption or undergone large-scale capital projects during the reporting periods being presented. In addition, the operating results of hotels for which we no longer managed as of March 31, 2007 are also not included in same-store hotel results for the periods presented herein. Of the 207 properties that we managed as of March 31, 2007, 186 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room. ADR is defined as average daily rate.

(7)	Owned Hotels — Hotel Level Operating Statistics include periods prior to our ownership. Hilton Concord was purchased in February 2005, Hilton Durham was purchased in November 2005, Hilton Garden Inn in Baton Rouge was purchased in June 2006, Hilton Arlington was purchased in October 2006 and Hilton Houston Westchase was purchased in February 2007. Statistics for these properties are also included in the Managed Hotels — Hotel Level Operating Statistics.

(8)	See discussion of EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(9)	In the first quarter of 2007, the adjustment relates to an additional gain of $0.1 million on the sale of the MIP joint venture. In the first quarter of 2006, we incurred losses of $0.2 million from a joint venture for write-offs of contributions.

(10)	This amount represents the effect on income tax expense for the adjustments made to net income at an effective tax rate of 42% for the quarter ended March 31, 2007 and 38% for the quarter ended March 31, 2006.

(11)	Our outlook reconciliation uses the mid-point of our estimates.